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                                                                    Exhibit 23.1

       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of TECO Energy, Inc. of our report dated March 2, 2004 relating to the financial statements of TECO Energy, Inc., which appears in TECO Energy, Inc.'s 2003 Annual Report to Shareholders, as amended, which is incorporated by reference in its Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 2, 2004 relating to the financial statement schedule of TECO Energy, Inc., which appears in such Annual Report on Form 10-K/A. We also consent to the references to us under the heading "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP

Tampa, Florida
August 19, 2004